Exhibit 1

Enhancing Shareholder Value with New Board Members PRESENTATION TO ARGO GROUP SHAREHOLDERS NOVEMBER 2022

Important Information

The materials contained herein (the "Materials") represent the opinions of Capital Returns Master Ltd. and the other participants named in the proxy solicitation (collectively, "Capital Returns") and are based on publicly available information with respect Argo Group International Holdings, Ltd. (the "Company"). Capital Returns recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Capital Returns' conclusions. Capital Returns reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Capital Returns disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Capital Returns herein are based on assumptions that Capital Returns believes to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.

Certain members of Capital Returns currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company's securities) that cause one or more members of Capital Returns from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that Capital Returns discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and Capital Returns expressly disclaims any obligation to update such information.

The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," "may," "will," "projects," "targets," "forecasts," "seeks," "could," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Capital Returns. Although Capital Returns believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Capital Returns will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Unless otherwise indicated herein, Capital Returns has not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.

CAPITALRETURNS INVESTOR PRESENTATION 2

CAPITAL RETURNS 3 INVESTOR PRESENTATION Table of Contents 3 I Executive Summary 5 II Significant Value Has Been Destroyed Because of Poor Decisions by the Board 10 III Board Refreshment Is Needed to Ensure Changes Are Implemented 29 IV Conclusion 36 V Appendix 39

CAPITAL RETURNS 4 INVESTOR PRESENTATION What Is This Proxy Contest About? 4 After incumbent nominees have overseen significant value destruction during their tenures, should shareholders trust them to guide a complex strategic transformation for which their lack of industry experience makes them ill - suited? OR Would shareholders be better served by electing two new directors to provide fresh and independent perspectives, one of whom is one of the Company’s largest active shareholders and both of whom are industry experts with decades of experience?

INVESTOR PRESENTATION I. Executive Summary 5

CAPITAL RETURNS 6 INVESTOR PRESENTATION We believe this Board has made significant errors in judgment The Company’s strategic review process and purported “transformation” have failed to drive value We believe the Board would benefit from highly qualified directors with relevant experience and fresh perspectives ▪ Argo has underperformed peers and the applicable indices over relevant measurement periods and during the tenure of every incumbent director ▪ In our view, shareholders have suffered because of unforced errors in judgment, including a stubborn reluctance to sell far - flung, non - core assets, inadequate leadership succession planning, poor hiring decisions, lack of expense discipline and untimely and inadequate financial reporting ▪ A year ago, we approached the Board with our concerns and an offer to help; our advice was initially ignored ▪ By the time the Board acceded to our logic and announced a formal strategic review process in April 2022, more than $300 million in shareholder value had already been destroyed 1 ▪ The Board then delayed Argo’s annual meeting by more than six months without any valid rationale, denying shareholders a meaningful say in the announced “strategic review” ▪ Shareholders have seen little evidence of the “progress” 2 that this Board is now touting, other than a few piecemeal asset sales; meanwhile, another $600 million in shareholder value has been destroyed 3 ▪ We believe there is no reason to be optimistic about Argo’s prospects as an independent company ▪ Our candidates, Ron Bobman and Dave Michelson, are insurance industry experts with decades of experience successfully analyzing, investing in and operating insurance companies all over the world ▪ In contrast, Directors Bailey and Ramji are primarily technologists and lack industry expertise and, in our view, appear ill - suited to oversee a complex transformation or a sale process ▪ Directors Bailey and Ramji also lack sufficient skin in the game; directors appear to be doing the bare minimum to satisfy the Board’s stock ownership guidelines ▪ Our candidates, if elected, will work diligently with Argo’s incumbent directors and management team to drive value on behalf of all shareholders Executive Summary 6 1. Source: FactSet. Data from September 13, 2021, to April 28, 2022. 2. Source: Argo Group International Holdings Letter to Shareholders, dated October 31, 2022. 3. Source: FactSet. Data from April 28, 2022, to November 4, 2022.

Overview of Argo Group

ARGO GROUP

- Argo Group International Holdings Ltd. ("Argo") is a specialty insurer founded in 1957 and headquartered in Pembroke, Bermuda
- Since approximately February 2020, Argo has been undergoing a strategic transformation into a pure-play, U.S.-focused specialty insurer, but a multitude of scandals, poor strategy overhauls and personnel shifts have caused more harm than good
  - Argo removed CEO Mark Watson after a shareholder campaign that brought damaging facts to light and an SEC investigation that highlighted inappropriate expenses in a gross abuse of power
  - The Company is now on its third CEO in three years, having replaced its CEO twice since Watson, and has appointed a new CFO and head of the Company's U.S. insurance business, in addition to several other executive-level appointments
  - Argo has taken a piecemeal approach to strategic realignment, exiting its international businesses through over a dozen different transactions, while continuing to suffer losses
- Since Argo began its "transformation," the stock has declined by 64%[4]

TSR Since Argo Began Its "Transformation"[1]



Ann. of Strategic Review
100%
0%
(100%)
40%
(61%)
Feb-20
May-20
Aug-20
Dec-20
Mar-21
Jun-21
Sep-21
Jan-22
Apr-22
Jul-22
Nov-22
Argo Group
Specialty Insurance Peers Median

Market Data[2]

Enterprise Value ($M)	$1,344.5
Market Cap ($M)	$846.8
Share Price	$24.18
2023E Book Value per Share	$36.22
2023E EPS	$3.82
P/2023E Book Value per Share	0.7x
P/2023E EPS	6.3x
Employees (as of 12/31/21)	1,290

% of Gross Premiums Written[3]



Specialty
10%
Property
13%
Professional
24%
Liability
53%

Source: FactSet, Company filings.
1. Total Shareholder Return measured from February 7, 2020, until November 4, 2022. "Specialty Insurance Peers" include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp.
2. Data as of November 4, 2022.
3. Data is LTM as of Q2 2022.
4. Data as of November 4, 2022. Start date for transformation based on initial Board refreshment in February 2020.

CAPITALRETURNS INVESTOR PRESENTATION 7

CAPITAL RETURNS 8 INVESTOR PRESENTATION Overview of Capital Returns ▪ Long/short equity fund founded by Ron Bobman in 2003 ▪ Insurance specialist with industry operating, acquisition and investing experience spanning 30+ years — Including eight years as corporate finance and insurance industry M&A executive for investor Sam Zell ▪ Patient, long - term investor with a typical investment horizon of multiple years ▪ History of successful investor advocacy in the insurance sector, including: — FBL Financial – Challenged corporate governance with respect to affiliated party transaction and executed successful proxy fight resulting in approximately 10% higher transaction sale price — Health Innovations – Successfully urged board to initiate strategic review and introduced private equity buyer in take private transaction at significant premium — Watford Holdings – Challenged corporate governance with respect to affiliated party transactions and initiated activist campaign resulting in sale of company at significant premium — Protective Insurance – Successfully urged Board to initiate strategic review and introduced financial advisor resulting in successful sale of company to Progressive Corp. at significant premium ▪ Significant, long - term Argo Group shareholder — Capital Returns continues to own approximately 1%, making it one of the Company’s largest shareholders among actively - managed funds — Owned Argo stock for years 8

Shareholders Should Support Our Nominees

Argo's Board Has Destroyed Value

- The Company has underperformed its peers and the applicable indices over relevant measurement periods
- In our view, the Board has exercised poor judgment in hastily appointing executive team members, including Kevin Rehnberg as CEO; Thomas Bradley, first as Chairman and then as CEO; and most recently Jessica Snyder as President of U.S. Insurance
- Late financial reporting and an insistence upon an illogical business configuration provide further evidence of the Board and management team's inability to exercise proper judgment and manage risk
- As the Board and management team flail about in their protracted attempt to reposition the Company through piecemeal asset sales, shareholders have continued to lose money on their investment, and Argo remains deeply undervalued[1]

We Believe Our Nominees Will Drive Positive Change

+ Ron Bobman and Dave Michelson have decades of experience as investors and executives in the insurance industry
+ Argo incumbents Bernard Bailey and Al-Noor Ramji, by contrast, are technologists who do not appear to have any meaningful experience in property and casualty insurance
+ We believe that substituting our two insurance industry experts for Bailey and Ramji is likely to enhance the quality and objectivity of the Board's deliberations
+ If elected, Messrs. Bobman and Michelson will work diligently with Argo's incumbent directors and executive management team to drive value on behalf of all shareholders

1. As of November 4, 2022, Argo trades at approximately 0.7x consensus estimates of projected 2023 book value per share and just 6.3x consensus estimates of projected 2023 earnings per share, while its specialty insurance peers enjoy a median valuation of 2.6x consensus estimates of projected 2023 book value per share and 14.6x consensus estimates of projected 2023 earnings per share, according to FactSet. "Specialty Insurance Peers" include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp.

CAPITALRETURNS
INVESTOR PRESENTATION 9

INVESTOR PRESENTATION II. Significant Value Has Been Destroyed Because of Poor Decisions by the Board 10

CAPITAL RETURNS 11 INVESTOR PRESENTATION Argo Has Significantly Underperformed Its Peers 11 Source: FactSet. Data as of November 4, 2022. “Proxy Peers” include: Arch Capital Group, AXIS Capital Holdings, Beazley Plc, Ens tar Group, Hanover Insurance Group, Hiscox Ltd., James River Group, ProAssurance, RenaissanceRe, RLI Corp. and Selective Insu ran ce Group. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial G ro up, Global Indemnity Group and Markel Corp. Peer data refers to peer median. 3 - Year Total Shareholder Return 1 - Year Total Shareholder Return 10 - Year Total Shareholder Return 5 - Year Total Shareholder Return (57%) 18% 17% (26%) 9% (80%) (60%) (40%) (20%) 0% 20% 40% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index (57%) 4% 42% 11% 22% (80%) (60%) (40%) (20%) 0% 20% 40% 60% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index 35% 232% 449% 119% 244% 0% 100% 200% 300% 400% 500% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index (49%) 37% 126% 19% 47% (100%) (50%) 0% 50% 100% 150% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index

CAPITAL RETURNS 12 INVESTOR PRESENTATION Argo’s TSR Is Not Just Bad – It Is Worst - In - Class 12 3 - Year Total Shareholder Return 1 - Year Total Shareholder Return 5 - Year Total Shareholder Return 60% 45% 18% 17% (7%) (8%) (24%) (57%) (80%) (60%) (40%) (20%) 0% 20% 40% 60% 80% Source: FactSet. Data as of November 4, 2022. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Cap ital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. 278% 103% 75% 42% 3% 1% (31%) (57%) (375%) (300%) (225%) (150%) (75%) 0% 75% 150% 225% 300% 375% 634% 171% 147% 126% 13% (33%) (35%) (49%) (800%) (600%) (400%) (200%) 0% 200% 400% 600% 800%

CAPITAL RETURNS 13 INVESTOR PRESENTATION Argo’s “Transformation” Has Failed 13 From any reasonable point that marks the beginning of a “turnaround,” Argo has underperformed During Thomas Bradley's Tenure During Kevin Rehnberg's Tenure Since Strategic Review Announcement Since February 2020 Board Refreshment Source: FactSet. Data as of November 4, 2022. “Proxy Peers” include: Arch Capital Group, AXIS Capital Holdings, Beazley Plc, Ens tar Group, Hanover Insurance Group, Hiscox Ltd., James River Group, ProAssurance, RenaissanceRe, RLI Corp. and Selective Insu ran ce Group. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial G rou p, Global Indemnity Group and Markel Corp. Peer data refers to peer median. (61%) (5%) 40% 7% 15% (80%) (60%) (40%) (20%) 0% 20% 40% 60% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index (34%) 6% 12% 4% 16% (50%) (40%) (30%) (20%) (10%) 0% 10% 20% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index (41%) 8% 10% (7%) 9% (50%) (40%) (30%) (20%) (10%) 0% 10% 20% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index (36%) (9%) 25% 0% (2%) (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 30% Proxy Peers Specialty Insurance Peers Russell 2000 S&P Mid Cap 400 Insurance Index

CAPITAL RETURNS 14 INVESTOR PRESENTATION 0.5x 0.6x 1.4x 1.6x 3.1x 3.2x 4.2x 12.0x Peer Median: 3.1x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x Argo Remains Dramatically Undervalued 14 Source: FactSet. Data as of November 4, 2022. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Cap ital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. 1. Excludes GBLI, for which data is unavailable. P/2023E Book Value per Share 1 P/Book Value per Share P/2023E EPS Update for 11/4 close; numbers don’t have to match the proxy (unless that is significantly more favorable); add horizontal dashed line for peer median to each chart 0.7x 1.2x 1.4x 2.5x 2.7x 4.1x 8.7x Peer Median: 2.6x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 6.3x 8.2x 9.9x 12.3x 14.6x 15.1x 28.3x 37.0x Peer Median: 14.6x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 40.0x Shareholders are skeptical of this team and plan

CAPITAL RETURNS 15 INVESTOR PRESENTATION The Gap Between Argo and Its Peers Has Widened 15 Discount of Argo’s P/BV to Median P/BV of Specialty Insurance Peers Since Announcement of Strategic Review Source: FactSet. Data as of November 4, 2022. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Cap ital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. Peer data refers to peer median. 1. Source: Argo Group Investor Presentation dated September 8, 2022. 50.0% 55.0% 60.0% 65.0% 70.0% 75.0% 80.0% 85.0% Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Argo claims its recent actions are “driving positive results,” 1 but its valuation discount to its peers is increasing

CAPITAL RETURNS 16 INVESTOR PRESENTATION We Believe a Sale Is the Best Path Forward 16 ▪ Though the Board has begun a strategic review (seven months after we implored it to do so) we believe its approach is suboptimal — To date, the Board’s strategic review process has yielded little more than piecemeal sales of non - core assets — Meanwhile, the Company has lost over $950 million in value 1 ; we believe the Board’s protracted review is harming shareholders 1. Source: FactSet. Data from September 13, 2021, to November 4, 2022. In our view, the Board must prioritize a sale of the whole Company to achieve maximum value for shareholders ▪ In our view, the Board must prioritize a sale of the whole Company to achieve maximum value for shareholders — We believe there are numerous acquirers willing to pay a premium – buyers that could consolidate and improve Argo’s operations while providing significant additional capital to the Company’s leading U.S. specialty business — In the absence of a sale, we see no reason why the Company will not continue its current trajectory of value destruction

CAPITAL RETURNS 17 INVESTOR PRESENTATION We Believe Argo’s Underperformance and Low Valuation Have Known Causes 17 Argo’s business configuration was and remains suboptimal Poor succession planning and hiring Lack of expense discipline Non - compliance with SEC reporting obligations The Board has manipulated election machinery to disenfranchise shareholders and avoid accountability 1 5 4 3 2

CAPITAL RETURNS 18 INVESTOR PRESENTATION Argo’s International Business Had Underperformed for Years 18 $62 $112 $222 $337 $463 $638 $807 $968 $1,108 $1,221 ($138) ($99) ($50) $15 $80 $132 $45 $78 ($43) ($119) ($400) ($200) $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Cumulative Pre - Tax Operating Income ($M) 1 US Operations International Operations 1. Source: Company filings. 1 Argo’s International business had been a drag on the Company’s performance for many years, vying for capital and management attention despite losses

CAPITAL RETURNS 19 INVESTOR PRESENTATION 19 ’16 - ’20 Average Expense Ratio 1 ’16 - ’20 Average Loss Ratio 1 ’16 - ’20 Net Earned Premiums CAGR 1 71.7% 62.2% 50.0% 55.0% 60.0% 65.0% 70.0% 75.0% Argo's International Operations Specialty Insurance Peers 39.3% 31.7% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% Argo's International Operations Specialty Insurance Peers 0.5% 4.3% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% Argo's International Operations Specialty Insurance Peers 1. Source: FactSet and Company filings. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital G rou p, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. Peer data refers to median. Argo’s International Business Had Underperformed for Years (continued) 1 Argo’s International business was operating inefficiently and had only nominal growth

CAPITAL RETURNS 20 INVESTOR PRESENTATION 20 …But was starved of capital and forced to purchase excessive amounts of reinsurance… Argo’s U.S. specialty business generated competitive underwriting margins… …And we believe these capital constraints suppressed Argo’s ability to grow at the same pace as its peers 79% 83% 87% 80% 89% 72% 82% 80% 79% 79% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2016 2017 2018 2019 2020 U.S. Excess & Surplus Direct Combined Ratio 1 Argo U.S. Operations Specialty Insurance Peers 43% 27% 24% 19% 17% 17% 13% 12% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% Percent Premiums Ceded to Reinsurance 2 41% 33% 31% 25% 22% 21% 13% 3% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 1H 2021 Excess & Surplus Direct Written Premium Growth 3 1. Source: SNL reports. 2. Source: Company filings and Capital Returns analysis. Data represents three - year average from 2018 to 2020. 3. Source: SNL reports and company filings. The Failing International Business Suppressed Argo’s U.S. Operations 1

CAPITAL RETURNS 21 INVESTOR PRESENTATION Capital Returns Warned the Board of the Company’s Suboptimal Business Configuration 21 ▪ In September 2021, Capital Returns sent a letter to the Argo Board of Directors urging the Company to immediately explore a sale of the entire Company; our advice went largely unheeded ▪ The Company initially pursued a piecemeal approach, seeking to sell two Lloyd’s of London syndicates, and an Italian and Brazilian operation — In our view, the dangers of such an approach were obvious, with the disclosed collapse of the Argo Italy sale and the prolonged strategic review of Lloyd’s Syndicate 1200, proving us correct ▪ Finally, in April 2022 – more than seven months after our first letter – the Company announced a formal strategic review process — At best, Argo waited too long to listen to shareholder input — At worst, the Board needed a shareholder to explain the illogic of the Company’s strategy “We believe Argo’s long - established and profitable U.S. specialty business , with more than $2 billion of gross written premiums, is extremely valuable and possesses significant growth opportunities. The outstanding performance of the U.S. specialty business is, however, being restricted by capital constraints and obstructed from view by Argo’s lackluster international business...” 1 1. Source: Capital Returns Letter to Argo Group International Shareholders, September 13, 2021. 1

2 Poor Succession Planning

In our view, the Board must be held responsible for hiring underqualified leaders and allowing them to destroy value at Argo

- Upon the resignation of former CEO Mark Watson, **the Company had the opportunity to conduct a full search and bring in the highest-quality talent available** to help correct the gross abuse of power and SEC violations for which Mr. Watson was responsible
- **However, the Board's "solution" was to appoint Kevin Rehnberg** as Interim CEO before making his role permanent in February 2020
  - As an internal promotion with no prior CEO experience, Mr. Rehnberg doubled down on the flawed strategy of the previous management team
  - Mr. Rehnberg immediately appeared out-of-his-depth; at an investor conference attended by Capital Returns, Mr. Rehnberg struggled to name even one line of business underwritten by the Lloyd's Syndicate 1200 and was frequently lost for words
  - During Mr. Rehnberg's tenure, the Company lost more than a third of its value even as Argo's Specialty Insurance Peers enjoyed a 25% median return over the same time period
- **The Board repeated the same mistake by replacing Mr. Rehnberg with Thomas Bradley** who, like Mr. Rehnberg, has no prior experience leading a publicly traded insurance company as Chairman or CEO
- Furthermore, since he was named as CEO, **the Board has allowed Mr. Bradley to continue in his position as Chair**
  - In our view, the combined position of Chair and CEO should be *earned* through a demonstration of exceptional leadership, not simply given as a courtesy or due to a lack of alternatives
  - Our concerns regarding the concentration of authority in the hands of Mr. Bradley are exacerbated by the Board's appointment of a Lead Independent Director (Bernard Bailey) with no meaningful insurance experience

Source: Statutory insurance and SEC filings.

CAPITALRETURNS INVESTOR PRESENTATION 22

CAPITAL RETURNS 23 INVESTOR PRESENTATION The Board’s Latest Hire Evidences a Lack of Diligence 23 ▪ The Company recently hired Jessica Snyder as President of Argo’s U.S. insurance operations — Ms. Snyder has a known, abysmal track record, including recent but limited professional experience at mutual insurers GuideOne and State Auto — These companies reported statutory underwriting losses and combined ratios in excess of 100% during each year of her tenure ▪ Other investors appear to share our view; on the first trading day following the announcement of Ms. Snyder’s appointment, Argo’s stock price declined ~10% 2 ▪ In our view, the Board has demonstrated poor judgment by approving the hiring of Ms. Snyder 1. Source: Statutory insurance and SEC filings. 2. Source: FactSet. Nothing But Underwriting Losses in Jessica Snyder’s Wake 1 ($39) ($44) ($11) ($4) ($189) ($67) ($69) ($43) Total Statutory Underwriting Losses: $466 Million ($250) ($200) ($150) ($100) ($50) $0 $50 $100 2021 2020 2019 2018 2017 2017 2016 2015 State Auto Commercial GuideOne Mutual Group 2

CAPITAL RETURNS 24 INVESTOR PRESENTATION Argo Lacks Expense Discipline 24 Investment Expense as a % of Total Investments Expense Ratio 38.2% 35.9% 38.8% 37.5% 36.8% 25.1% 24.4% 24.7% 24.7% 23.5% 2017 2018 2019 2020 2021 Argo Specialty Insurance Peers Source: FactSet. Data as of November 4, 2022. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Cap ital Group, RLI Corp., American Financial Group, Global Indemnity Group and Markel Corp. Peer data refers to peer median. 0.25% 0.25% 0.11% 0.12% 2020 2021 Argo Specialty Insurance Peers 3

CAPITAL RETURNS 25 INVESTOR PRESENTATION ▪ One of the most basic requirements of a public company is filing its required financial reports on time so shareholders can be adequately informed ▪ In 2022, Argo failed to file its 10 - K on a timely basis for the second year in a row ▪ Argo was previously charged by the SEC with inadequate disclosure of perquisites during former CEO Mark Watson’s tenure 1 — The SEC order found that Mr. Watson’s perks were four times higher than what the Company disclosed in its proxy statements filed in 2015 through 2019 2 — Worryingly, the SEC found that the inaccuracies continued even after the Company was made aware of them 3 — Argo nominee Al - Noor Ramji served on the Board during the time of Argo’s alleged reporting failures ▪ The Company has taken unexpected charges and asset valuation write - downs, repeatedly added material amounts to its liability for loss reserves, and most recently paid Enstar $125 million to take liabilities off its books 4 , reflecting poorly on the integrity and reliability of prior period financial statements ▪ Given that the Board is ultimately responsible for ensuring the timely and accurate reporting of the Company’s financial statements , we find these issues highly troubling 1. See In the Matter of Argo Group International Holdings , File No. 3 - 19822, June 4, 2020. 2. Id . at 2. Non - Compliance with SEC Reporting Obligations 25 4 3. Securities and Exchange Commission Press Release, “Insurance Company Settles SEC Charges for Failing to Disclose Executive Pe rks ,” June 4, 2020. 4. Source: Company filings.

CAPITAL RETURNS 26 INVESTOR PRESENTATION Does Mr. Ramji Have Adequate Time to Ensure the Argo Proxy Is Accurate? 26 Source: Company filings and websites. ▪ With so many commitments, it appears Mr. Ramji may not have thoroughly reviewed this year’s proxy statement biography, which seems to have been hastily (and erroneously) edited and does not reflect when he left his Prudential role ▪ Mr. Ramji currently sits on the Boards of Tata Motors and Nation Media Group and is prominently featured on their websites and financial reports – however, both boards are omitted from his Argo biography ▪ Furthermore, Mr. Ramji had at least two outside public directorships in the last five years (Virtusa and EVRY ASA), both of which are mentioned in prior proxies but excluded from this year’s biography ▪ If the Company cannot file its 10 - Ks on time or ensure its directors adequately update their biographies, what other issues could it be hiding beneath the surface? Mr. Ramji’s Biography in Argo’s Proxy Is Riddled with Omissions Argo fails to disclose when Mr. Ramji left his role at Prudential 1 Mr. Ramji’s biography omits current directorships at Tata Motors and Nation Media Group 2 Mr. Ramji had at least two public directorships in the last five years (Virtusa and EVRY ASA), both of which are omitted 3 Tata Motors Nation Media Group Undisclosed Current Directorships: Virtusa Undisclosed Prior Directorships: EVRY ASA 4

CAPITAL RETURNS 27 INVESTOR PRESENTATION We Strongly Believe that Argo’s Board Delayed the Annual Meeting to Avoid Accountability 27 ▪ Over the past 15 years, Argo has always held its Annual Meeting in April, May or early June ▪ This year, Argo is holding its Annual Meeting nearly as late as legally permissible under Bermuda law ▪ We believe the Company has been playing for time , in an attempt to avoid accountability and entrench itself ▪ Instead, the Company’s stock price has dropped more than 40% 2 since we first submitted our nominations Argo Group Historical Annual Meeting Dates 1 December 15 May 6 April 16 May 24 May 4 June 1 May 3 May 5 May 6 May 7 May 8 May 3 May 4 May 5 May 6 2022 2021 2020 2019 2018 2017 2016 2015 2014 2013 2012 2011 2010 2009 2008 1. Source: Company filings. 2. Source: FactSet. Data from February 28, 2022, to November 4, 2022. 5

CAPITAL RETURNS 28 INVESTOR PRESENTATION Argo Has Delayed While Undertaking Critical Actions, Without Shareholder Consent 28 Source: FactSet. Stock price data from January 1, 2022, to November 4, 2022. 1. Source: The Insurer , “Ex - GuideOne CEO Jessica Snyder linked with Argo US president move,” August 1, 2022. $24.18 $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 2/15: Argo completes sale of Brazilian business (Argo Seguros) 6/23: Argo appoints Thomas Bradley as CEO 9/8: Argo announces sale of Argo Underwriting Agency Limited and its Lloyd's Syndicate 1200 3/3: Argo appoints Thomas Bradley as Interim CEO 8/15: Argo appoints Jessica Snyder as President, U.S. Insurance 8/4: Argo appoints J. Daniel Plants to the Board without shareholder approval 6/22: Argo completes sale of Malta operations (ArgoGlobal Holdings and subsidiaries) 2/28: Capital Returns delivers notice of intent to nominate directors 4/28: Argo announces formal strategic review process 8/1: News is leaked around Jessica Snyder’s appointment as President, U.S. Insurance 1 5 Traditional AGM timeframe Shareholders have grown weary while this Board continues to operate without direct feedback from all shareholders

INVESTOR PRESENTATION III. Board Refreshment Is Needed to Ensure Changes Are Implemented 29

CAPITAL RETURNS 30 INVESTOR PRESENTATION None of Argo’s Directors Have Driven Value 30 Argo Relative Total Shareholder Return During Tenure vs. Russell 2000 vs. S&P Mid Cap 400 Insurance Index vs. S&P Insurance Select Industry vs. Proxy Peers vs. Specialty Insurance Peers Thomas Bradley Director Since 2018 (68%) (105%) (96%) (70%) (143%) Bernard Bailey Director Since 2020 (77%) (95%) (89%) (78%) (82%) Dymphna Lehane Director Since 2017 (89%) (130%) (110%) (84%) (203%) Samuel Liss Director Since 2019 (79%) (109%) (100%) (69%) (153%) Carol McFate Director Since 2020 (71%) (87%) (81%) (61%) (107%) Daniel Plants Director Since 2022 (15%) (39%) (30%) (34%) (38%) Al - Noor Ramji Director Since 2017 (89%) (130%) (110%) (84%) (203%) Source: FactSet. Data as of November 4, 2022. “Proxy Peers” include: Arch Capital Group, AXIS Capital Holdings, Beazley Plc, Ens tar Group, Hanover Insurance Group, Hiscox Ltd., James River Group, ProAssurance, RenaissanceRe, RLI Corp. and Selective Insu ran ce Group. “Specialty Insurance Peers” include: W. R. Berkley, James River Group, Kinsale Capital Group, RLI Corp., American Financial G ro up, Global Indemnity Group and Markel Corp. Peer data refers to peer median.

The Argo Board Lacks Skin in the Game

- Argo's Equity Ownership Guidelines require each non-employee director to hold equity having a value equal to or greater than 5x the annual retainer they received for service on the Board in the preceding year (i.e., $85,000 x 5, or $425,000 in total) or hold all after-tax vested shares earned in connection with their Board service until they meet such threshold
- However, other than Mr. Plants, none of Argo's incumbent directors currently own enough shares to meet the Company's baseline threshold and appear to be doing the bare minimum to comply with the ownership guidelines
- Despite having been on the Board for several years each, Dr. Bailey and Mr. Ramji only own about 40% of the shares they need to reach the Company's ownership threshold and have never purchased shares of the Company directly

% of Ownership Requirement Needed to Reach Baseline Threshold[1]



Carol McFate
62%
38%
Bernard Bailey
61%
39%
Al-Noor Ramji
55%
45%
Dymphna Lehane
53%
47%
Samuel Liss
26%
74%
Daniel Plants
N/A[2]
% of Ownership Requirement Needed to Buy
% of Ownership Requirement Currently Owned

1. Source: Company filings and FactSet. Value required based on Argo closing stock price as of November 3, 2022.
2. By virtue of his affiliation with Voce Capital Management LLC and its affiliates, Mr. Plants is deemed to beneficially own approximately $79 million in Argo shares, which is well above the threshold required under the Company's Equity Ownership Guidelines.

CAPITALRETURNS INVESTOR PRESENTATION 31

Our Two Highly Qualified Board Candidates



Ron Bobman

- Ron Bobman is an experienced insurance industry investor, with a track record of many decades of analyzing and successfully investing in insurance companies all over the world
- For two decades, he has managed Capital Returns, which invests exclusively in the insurance industry
- He previously managed all insurance M&A and corporate finance activity for Sam Zell and his insurance holding company Capsure Holdings



Dave Michelson

- Dave Michelson is an insurance industry veteran who served as the CEO of National Interstate, a publicly traded specialty property and casualty insurer, for more than eight years, where he grew the company's book value per share by ~66% during his tenure[1]
- Prior to joining National Interstate, Mr. Michelson had a long career at insurance companies Torchmark and Progressive Companies
- He is an experienced public company director, currently serving on the board of FedNat Holding Company, and having previously served on the board of Protective Insurance

1. Source: FactSet. Data from January 1, 2008, to May 5, 2016.

CAPITALRETURNS
INVESTOR PRESENTATION 32

We Urge Shareholders to Replace Bailey and Ramji



Bernard Bailey

- By the Company's own admission in its proxy statement, Dr. Bailey lacks industry knowledge
- Recent experience includes a stint in academia and at an economic think tank, while his background is in anti-counterfeiting technology
- Previously served as a director of Point Blank Solutions, which ultimately filed for bankruptcy[1]
- Share ownership is below the baseline threshold per the Company's Equity Ownership Guidelines

Score Card

TSR During Tenure[2]	(21%)
Loss of Shareholder Value[2]	($294 million)
Investment Needed to Meet Baseline Ownership Requirement[3]	$260,003
Fun Fact	Member of Audit Committee for two years in which Company failed to meet on-time reporting obligation



Al-Noor Ramji

- Longest-serving member of the Board who has overseen the greatest value destruction
- Member of the Board during the Company's failure to properly report executive perquisites
- A technologist – not an operator – with no evident experience in property and casualty insurance, let alone expertise in Argo's business
- Share ownership is below the baseline threshold per the Company's Equity Ownership Guidelines

Score Card

TSR During Tenure[2]	(53%)
Loss of Shareholder Value[2]	($1.2 billion)
Investment Needed to Meet Baseline Ownership Requirement[3]	$235,450
Fun Fact	Serves on Boards in five countries on four continents simultaneously, calling into question whether he can dedicate needed time

1. Tom Hals, "Body armor maker Point Blank files for Bankruptcy," *Reuters*, April 14, 2010.
2. Source: FactSet.
3. Source: Company filings and FactSet. Value required based on Argo closing stock price as of November 3, 2022.

CAPITALRETURNS
INVESTOR PRESENTATION 33

CAPITAL RETURNS 34 INVESTOR PRESENTATION Argo’s Claims Are Misleading 34 Argo’s Misleading Claim THE TRUTH “Over the last four years, Argo has added five best - in - class C - suite executives to oversee its transformation and lead the Company in its next phase of growth as a U.S. specialty insurer.” 1 ▪ The Company’s new head of its U.S. insurance operations, Jessica Snyder, has an unbroken string of underwriting losses and combined ratios above 100% during each of the last seven - plus years of her tenure prior to joining Argo 2 ▪ Argo’s Board waited nearly two years to replace the former CFO who had overseen the Company’s inadequate financial reporting and enrichment of former CEO Mark Watson 3 ▪ The Company’s last CEO, Kevin Rehnberg, destroyed value during his tenure, even as Argo’s Specialty Insurance Peers enjoyed a 25% median return over the same time period ▪ Like Mr. Rehnberg, current CEO Thomas Bradley has no prior experience leading a publicly traded insurance company as Chairman or CEO. Yet, he was appointed Chairman in 2020 and CEO in 2022 to replace Mr. Rehnberg, and to this day retains his position as Chair, to fill a leadership void caused by the Board’s own lack of adequate succession planning “[T]he Board and management team have taken decisive actions to best position Argo for the future, whether operating as a standalone entity or as part of a larger platform.” 1 ▪ Capital Returns advised the Board to run a strategic review process in September 2021; the Board initially resisted our suggestion, only to accede to our logic after over $950 million in shareholder value had been destroyed during the delay . 4 In our view, the Board has been reactive, not “decisive” ▪ We believe Argo’s piecemeal approach to reposition the Company is overly complex and time - consuming, and it continues to destroy shareholder value; since the strategic review was announced in April, the Company’s market value has declined by over $600 million 5 1. Source: Argo Group International Holdings Letter to Shareholders dated October 31, 2022. 2. Source: Statutory insurance and SEC filings. 3. Jay Bullock was replaced by Scott Kirk on March 1, 2021, nearly two years after the Company received the May 2019 SEC subpoen a. 4. .Source: FactSet. Data from September 13, 2021, to November 4, 2022. 5. Source: FactSet. Data from April 28, 2022, to November 4, 2022.

CAPITAL RETURNS 35 INVESTOR PRESENTATION Argo’s Claims Are Misleading (Continued) 35 1. Source: Argo Group International Holdings Letter to Shareholders dated October 31, 2022. 2. The Argo proxy does not indicate when Mr. Ramji left his job at Prudential and incorrectly states that he does not serve on a ny outside public Boards, even though he serves on the Boards of Tata Motors and Nation Media Group, and that he did not serve o n o ther public Boards in the last five years, even though he served on the Virtusa Board until early 2021. Argo’s Misleading Claim THE TRUTH “The Company’s directors up for re - election at the annual general meeting have… critical expertise needed to continue to oversee the Company’s strategy as a pure - play U.S. specialty insurer.” 1 ▪ Dr. Bailey and Mr. Ramji have no direct insurance industry experience; Dr. Bailey currently serves as the President of a private consulting company focused on corporate governance and strategy; Mr. Ramji is a technologist, rather than operator, with no evident experience in property and casualty insurance ▪ Their skill sets are of limited relevance to the Company’s most important task – conducting a comprehensive and objective evaluation of Argo’s strategy and all strategic alternatives to create value for shareholders “The Board has concerns regarding Mr. Michelson’s ability to commit the appropriate time to the Argo Board, given that he currently serves as a director or advisor to at least six other companies.” 1 ▪ Mr. Michelson currently serves on a single public company board; if elected to the Board of Argo, we are confident in his ability to properly allocate his time between two public directorships ▪ The other companies for which Mr. Michelson serves as an advisor (not a director, as the Company implies) are all privately held start - ups; none of these are operational roles that require significant time or attention ▪ Dr. Bailey consulted on an undisclosed number of clients while serving on the Argo Board and, until recently, on the Telos Board ▪ Mr. Ramji was a full - time executive while serving on three public company Boards, including the Argo Board 2

INVESTOR PRESENTATION IV. Conclusion 36

CAPITAL RETURNS 37 INVESTOR PRESENTATION The Time for Change Is Now 37 We Believe Argo Has Underperformed and That Further Change is Needed We Believe Our Nominees Are Better Qualified to Effect Change ▪ Argo has destroyed value and underperformed its peers and the applicable indices over relevant measurement periods ▪ This Board has had more than enough time to address the Company’s underperformance and, in our view, has unequivocally failed ▪ We believe the Board has made errors in judgment: failing to configure the business optimally, inadequately managing two leadership successions, approving the hiring of executives who are ill - suited to improve the business, failing to insist on expense discipline and failing to oversee timely and accurate financial reporting ▪ The Board’s protracted strategic review process continues without any real progress beyond piecemeal asset sales ▪ We see no signs that things will improve, nor do we see any reason that this Board and these nominees deserve our confidence ▪ Directors Bailey and Ramji have both served on the Argo Board for several years; they have had their opportunity to create value for shareholders, and they have failed to do so ▪ Director Bailey lacks meaningful industry experience and is ill - suited to be a director on this Board, let alone as Lead Independent Director overseeing a first - time public company CEO ▪ Argo director Ramji has overseen the greatest value destruction as the longest - standing member of the Board and lacks operational expertise to help oversee the complex transformation of a specialty insurance business ▪ Our candidates are decidedly different, and we believe they will enhance the overall Board with their relevant expertise, as experienced investors and skilled operators, and fresh perspectives ▪ Our candidates are committed to working constructively and collaboratively with the incumbent directors on behalf of all shareholders

CAPITAL RETURNS 38 INVESTOR PRESENTATION Vote the WHITE Proxy Card Today 38 If you have any questions, require assistance in voting your WHITE universal proxy card, or need additional copies of Capital Returns’ proxy materials, please contact: John Ferguson / Joe Mills Saratoga Proxy Consulting (212) 257 - 1311 info@saratogaproxy.com We urge you to vote the WHITE universal proxy card today FOR the election of our candidates Ron Bobman and Dave Michelson and not for the incumbents Bernard Bailey and Al - Noor Ramji

INVESTOR PRESENTATION V. Appendix 39

Nominee Biographies

Director	Current & Past Affiliations	Experience
 **Ronald D. Bobman** *Age: 57*	CAPITAL RETURNS BLOCKCHANGE GREY CASTLE Capsure Holdings Corp.	+ 30+ years of investment and leadership experience in the insurance industry with insurance holding company board experience + Current Founder, President & CIO of Capital Returns since 2003 and has served on the Advisory Committee of venture capital firm Blockchange Ventures LP since the firm's founding in 2017 + Previously, served as Portfolio Manager for long-short equity hedge fund Bedford Oak Advisors (2001–2003) and Co-President and board member of logistics software company Neomodal.com (2000–2001) + From 1989 to 1997, was employed by companies owned and or controlled by investor Sam Zell; first as an Associate, M&A for Equity Group Investments and thereafter as Director and VP, Corporate Development, M&A for Capsure Holdings Corp. (formerly NYSE:SUR) through the sale of the company in 1997 + Previously served on the Board of Greycastle Holdings Ltd., a life reinsurance holding company, from its founding in 2014 through the sale of the company in 2020 + Received a Master of Management from Kellogg at Northwestern University and a B.S. in Economics from Wharton at the University of Pennsylvania
 **David W. Michelson** *Age: 65*	2σ CompScience HDVI NATIONAL INTERSTATE INSURANCE Globe Life PROGRESSIVE FEDNAT HOLDING COMPANY PROTECTIVE INSURANCE lytx ROADZ	+ 40+ years of experience and expertise in casualty and property insurance with extensive leadership and board experience in the insurance industry + President of DWM Consulting since 2019 and currently serves as Advisor to Two Sigma Insurance Quantified, CompScience, Roadz and High Definition Vehicle Insurance + Previously served in various roles at National Interstate Insurance Company (former NASDAQ:NATL), including CEO (2008–2016), President (2008–2015), Board member (2009–2016) and Senior Advisor (2016–2018) + Prior to National Interstate, served as VP for Torchmark Corporation (formerly NYSE: TMK, currently GL) (1982–1992) and in Product Management for The Progressive Corporation (NYSE: PGR) (1979–1982) + Currently serves on the Board of FedNat Holding Company (NASDAQ: FNHC) since 2019; previously served as a director on the Board of Protective Insurance Company (former NASDAQ: PTVCA and PTVCB) from 2018 to its sale to The Progressive Corporation in 2021 and as an Advisory Board Member to Lytx, Inc., a video telematics company, from 2017 to 2019 + Received an M.B.A. in Business Administration, Management and Operations from the University of Alabama at Birmingham and a B.S. in Business Administration and Accountancy from Miami University

CAPITALRETURNS
INVESTOR PRESENTATION 40